Exhibit 16.

June 13, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Alliance Health, Inc.’s Form 8-K, dated June 13, 2007, and have the following comments:

1. We agree with the statements made in the third, fourth, fifth and sixth paragraphs, and we agree with the disclosures.

2. We have no basis on which to agree or disagree with the statements made in paragraphs one, two or seven.

Yours truly,

/s/ Whitley Penn LLP

Dallas, Texas